As filed with the Securities and Exchange Commission on April 9, 1999

                                                Registration No. 333-63375
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                        POST-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933

                         FIRST WASHINGTON BANCORP, INC.
             (Exact name of registrant as specified in its charter)

         Washington                         6036                   91-1691604
------------------------------- ---------------------------- -------------------
(State or other jurisdiction of (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)   Classification Code Number) Identification No.)

                              10 S. First Avenue
                         Walla Walla, Washington 99362
                                 (509) 527-3636
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(Address,  including ZIP code,  and telephone  number,  including  area code, of
Registrant's principal executive office)

                            John F. Breyer, Jr., Esq.
                             Breyer & Associates PC
                           1100 New York Avenue, N.W.
                                 Suite 700 East
                             Washington, D.C. 20005
                                 (202) 737-7900
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(Name and address,  including ZIP code,  and telephone  number,  including  area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable.

      If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

DEREGISTRATION OF SHARES

      First Washington Bancorp, Inc. (the "Company") hereby amends its Registration Statement on Form S-4 to remove from registration thereunder 40,267 shares of its common stock which remained unissued after consummation of the acquisition of Whatcom State Bancorp, Inc. ("WSBI") on January 1, 1999.

      The Registration Statement on Form S-4 filed with the Securities and Exchange Commission ("SEC") on September 15, 1998 registered 547,320 shares of the Company's common stock for possible issuance in exchange for WSBI common stock (and stock options issuable upon the exercise of employee and director stock options) in connection with the acquisition of WSBI pursuant to the Agreement and Plan of Mergers dated as of June 15, 1998 between the Company, First Saving Bank of Washington, WSBI and Whatcom State Bank (the "Agreement"). The Agreement provided that at the effective time of the merger each share of WSBI common stock would be exchanged for shares of the Company's common stock and each outstanding stock option to purchase WSBI common stock would be converted into the right to purchase shares of the Company's common stock. The 547,320 shares registered represented the maximum amount of the Company's common stock, including shares issuable upon the exercise of stock options, that could be issued to holders of WSBI common stock under the Agreement.

      At the effective time of the merger, pursuant to the Agreement, all outstanding shares of WSBI common stock were converted into .7671 shares of the Company's common stock. In lieu of issuing fractional shares, the Company paid $10,127 in cash to WSBI stockholders, equal to the number of fractional share interests resulting from the merger multiplied by $22.712. A total of 507,053 shares of the Company's common stock and $10,127 were issued and paid to WSBI shareholders in connection with the merger. Consequently, 40,267 shares of the Company's common stock originally registered in the Registration Statement on Form S-4 were not issued in the merger and are being deregistered.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this post-effective amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Walla Walla, State of Washington on April 9, 1999.

                         FIRST WASHINGTON BANCORP, INC.


                         By: /s/Gary Sirmon
                             --------------------------------
                             Gary Sirmon
                             President and Chief Executive Officer and Director (Principal Executive Officer)


      Pursuant to the requirements of the Securities Act of 1933, as amended, this amended Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


*/s/ D. Allan Roth               Executive Vice President and    April 9, 1999
-------------------------        Chief Financial Officer
D. Allan Roth                    (Principal Financial and
                                 Accounting Officer)

*/s/Wilber Pribilisky            Director                        April 9, 1999
-------------------------
Wilber Pribilisky


*/s/Robert D. Adams              Director                        April 9, 1999
-------------------------
Robert D. Adams


*/s/David Casper                 Director                        April 9, 1999
-------------------------
David Casper


*/s/Morris Ganguet               Director                        April 9, 1999
-------------------------
Morris Ganguet


*/s/Dean W. Mitchell             Director                        April 9, 1999
-------------------------
Dean W. Mitchell


*/s/R.R. "Pete" Reid             Director                        April 9, 1999
-------------------------
R. R. "Pete" Reid


*/s/Marvin Sundquist             Director                        April 9, 1999
-------------------------
Marvin Sundquist


*/s/Jesse G. Foster              Director                        April 9, 1999
-------------------------
Jesse G. Foster

*By power of attorney dated September 14, 1998.